UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050 Houston, Texas 77042 (Address of principal executive offices, including ZIP code)
(713) 499-6200 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 8, 2012, the Board of Directors of U.S. Concrete, Inc. (the “Company”) approved an amendment to the equity grant previously awarded to William J. Sandbrook, the Company’s President and Chief Executive Officer on August 22, 2011 (“CEO Grant”).  The CEO Grant included an award of  750,000 shares of the Company’s restricted stock that were originally scheduled to vest as described below. Sixty percent (60%) of such shares will vest over four (4) years in equal annual installments from the date of grant and forty percent (40%) of the number of shares granted will time-and-performance-vest in equal portions.  Fifty percent (50%), or half, of the time-and-performance-vested shares will be vested should the share price attain a market-closing share price of $16.00 per share for ten (10) consecutive business days within three (3) years from the date of grant.  The other half of the time-and-performance-vested shares will vest should the share price attain a market-closing share price of $20.00 within four (4) years from the date of the grant.  Any of the shares with a performance-vesting hurdle of $16.00 per share that do not vest within three (3) years from the date of the grant will still vest should the share price attain a closing price of $20.00 per share within four (4) years from the date of grant.  The award of 750,000 shares is intended to cover the first three years of Mr. Sandbrook’s employment, and thus he will not be eligible for a further award until the fourth year of his employment.

On June 8, 2012, the Board approved an amendment to such grant of restricted stock to change the $16.00 hurdle to a $12.00 hurdle.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: June 29, 2012	By: /s/ Kent D. Cauley
Kent D. Cauley
Vice President and
Corporate Controller